UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

SCHEDULE 13G

(Amendment No. __)*

UNDER THE SECURITIES EXCHANGE ACT OF 1934

SUNESIS PHARMACEUTICALS, INC.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

867328502

(CUSIP Number)

December 31, 2006

(Date of Event That Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐

Rule 13d-1(b)

☒

Rule 13d-1(c)

☐

Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  867328502

Page 2 of 18 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

              Alta Partners III, Inc.

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

              California

Please see Attachment A & Footnote 1

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

2,512,203

Person With

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power  2,512,203

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

              2,512,203          Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (11)

             8.56%                 Please see Attachment A  & Footnote 1

  (12)

Type Of Reporting Person

                           IA

*SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 1:   The 2,512,203 shares includes the 1,769,975 shares of Common Stock and warrants to purchase 530,992 shares of Common Stock beneficially owned by Alta BioPharma Partners III,  L.P.,  118,870 shares of Common Stock and warrants to purchase 35,661 shares  of Common stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG,  and  43,619 shares of Common Stock and warrants to purchase 13,086 shares of Common Stock beneficially owned Alta Embarcadero BioPharma Partners III, LLC.

CUSIP No. 867328502

Page 7 of 18 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

              Alta BioPharma Partners III, L. P.

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

             Delaware

Please see Attachment A & Footnote 1

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

2,512,203

Person With

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power  2,512,203

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

               2,512,203          Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (11)

                8.56%              Please see Attachment A & Footnote 1

  (12)

Type Of Reporting Person

                     PN

Footnote 1:   The 2,512,203 shares includes the 1,769,975 shares of Common Stock and warrants to purchase 530,992 shares of Common Stock beneficially owned by Alta BioPharma Partners III,  L.P.,  118,870 shares of Common Stock and warrants to purchase 35,661 shares  of Common stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG,  and  43,619 shares of Common Stock and warrants to purchase 13,086 shares of Common Stock beneficially owned Alta Embarcadero BioPharma Partners III, LLC.

CUSIP No. 867328502

Page 8 of 18 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

               Alta BioPharma Management III, LLC

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

              Delaware

Please see Attachment A & Footnote 1

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

2,512,203

Person With

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power  2,512,203

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

                2,512,203                Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (11)

             8.56%                        Please see Attachment A  & Footnote 1

  (12)

Type Of Reporting Person

                 CO

Footnote 1:   The 2,512,203 shares includes the 1,769,975 shares of Common Stock and warrants to purchase 530,992 shares of Common Stock beneficially owned by Alta BioPharma Partners III,  L.P.,  118,870 shares of Common Stock and warrants to purchase 35,661 shares  of Common stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG,  and  43,619 shares of Common Stock and warrants to purchase 13,086 shares of Common Stock beneficially owned Alta Embarcadero BioPharma Partners III, LLC.

CUSIP No. 867328502

Page 9 of 18 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

              Alta BioPharma Partners III GmbH & Co. Beteiligungs KG

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

               Germany

Please see Attachment A & Footnote 1

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

2,512,203

Person With

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power  2,512,203

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

                2,512,203                Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (11)

             8.56%                        Please see Attachment A  & Footnote 1

  (12)

Type Of Reporting Person

                 CO

Footnote 1:   The 2,512,203 shares includes the 1,769,975 shares of Common Stock and warrants to purchase 530,992 shares of Common Stock beneficially owned by Alta BioPharma Partners III,  L.P.,  118,870 shares of Common Stock and warrants to purchase 35,661 shares  of Common stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG,  and  43,619 shares of Common Stock and warrants to purchase 13,086 shares of Common Stock beneficially owned Alta Embarcadero BioPharma Partners III, LLC.

CUSIP No. 867328502

Page 10 of 18 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

              Alta Embarcadero BioPharma Partners III, LLC

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

              California

Please see Attachment A & Footnote 1

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

2,512,203

Person With

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power  2,512,203

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

                2,512,203                Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (11)

             8.56%                        Please see Attachment A  & Footnote 1

  (12)

Type Of Reporting Person

                 CO

Footnote 1:   The 2,512,203 shares includes the 1,769,975 shares of Common Stock and warrants to purchase 530,992 shares of Common Stock beneficially owned by Alta BioPharma Partners III,  L.P.,  118,870 shares of Common Stock and warrants to purchase 35,661 shares  of Common stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG,  and  43,619 shares of Common Stock and warrants to purchase 13,086 shares of Common Stock beneficially owned Alta Embarcadero BioPharma Partners III, LLC.

CUSIP No. 867328502

Page 11 of 18 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

               Jean Deleage

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

              United States

Please see Attachment A & Footnote 1

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

2,512,203

Person With

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power  2,512,203

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

                2,512,203                Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (11)

             8.56%                        Please see Attachment A  & Footnote 1

  (12)

Type Of Reporting Person

                 IN

*SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 1:   The 2,512,203 shares includes the 1,769,975 shares of Common Stock and warrants to purchase 530,992 shares of Common Stock beneficially owned by Alta BioPharma Partners III,  L.P.,  118,870 shares of Common Stock and warrants to purchase 35,661 shares  of Common stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG,  and  43,619 shares of Common Stock and warrants to purchase 13,086 shares of Common Stock beneficially owned Alta Embarcadero BioPharma Partners III, LLC.

CUSIP No. 867328502

Page 12 of 18 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

              Alix Marduel

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

              United States

Please see Attachment A & Footnote 1

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

2,512,203

Person With

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power  2,512,203

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

                2,512,203                Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (11)

                8.56%                     Please see Attachment A & Footnote 1

  (12)

Type Of Reporting Person

                 IN

*SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 1:   The 2,512,203 shares includes the 1,769,975 shares of Common Stock and warrants to purchase 530,992 shares of Common Stock beneficially owned by Alta BioPharma Partners III,  L.P.,  118,870 shares of Common Stock and warrants to purchase 35,661 shares  of Common stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG,  and  43,619 shares of Common Stock and warrants to purchase 13,086 shares of Common Stock beneficially owned Alta Embarcadero BioPharma Partners III, LLC.

CUSIP No. 867328502

Page 13 of 18 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

              Farah Champsi

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

              United States

Please see Attachment A & Footnote 1

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

2,512,203

Person With

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power  2,512,203

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

               2,512,203                Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (11)

                 8.56%                    Please see Attachment A & Footnote 1

  (12)

Type Of Reporting Person

                 IN

*SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 1:   The 2,512,203 shares includes the 1,769,975 shares of Common Stock and warrants to purchase 530,992 shares of Common Stock beneficially owned by Alta BioPharma Partners III,  L.P.,  118,870 shares of Common Stock and warrants to purchase 35,661 shares  of Common stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG,  and  43,619 shares of Common Stock and warrants to purchase 13,086 shares of Common Stock beneficially owned Alta Embarcadero BioPharma Partners III, LLC.

CUSIP No. 867328502

 Page 14 of 18 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

               Edward Penhoet

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

              United States

Please see Attachment A & Footnote 1

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

2,512,203

Person With

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power  2,512,203

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

               2,512,203                  Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (11)

                  8.56%                    Please see Attachment A & Footnote 1

  (12)

Type Of Reporting Person

                 IN

*SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 1:   The 2,512,203 shares includes the 1,769,975 shares of Common Stock and warrants to purchase 530,992 shares of Common Stock beneficially owned by Alta BioPharma Partners III,  L.P.,  118,870 shares of Common Stock and warrants to purchase 35,661 shares  of Common stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG,  and  43,619 shares of Common Stock and warrants to purchase 13,086 shares of Common Stock beneficially owned Alta Embarcadero BioPharma Partners III, LLC.

CUSIP No. 867328502

Page 15 of 18 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

                Edward Hurwitz

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

              United States

Please see Attachment A & Footnote 1

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

2,512,203

Person With

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power  2,512,203

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

               2,512,203                  Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (11)

                 8.56%                      Please see Attachment A & Footnote 1

  (12)

Type Of Reporting Person

                 IN

*SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 1:   The 2,512,203 shares includes the 1,769,975 shares of Common Stock and warrants to purchase 530,992 shares of Common Stock beneficially owned by Alta BioPharma Partners III,  L.P.,  118,870 shares of Common Stock and warrants to purchase 35,661 shares  of Common stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG,  and  43,619 shares of Common Stock and warrants to purchase 13,086 shares of Common Stock beneficially owned Alta Embarcadero BioPharma Partners III, LLC.

Item 1.

(a)

Name of Issuer: Sunesis Pharmaceuticals, Inc. (“Issuer”)

(b)

Address of Issuer’s Principal Executive Offices:

341 Oyster Point Blvd.

South San Francisco, CA 94080

Item 2.

(a)

Name of Person Filing:

Alta Partners III, Inc. (“APIII”)

Alta BioPharma Partners III, L.P. (“ABPIII”)

Alta BioPharma Management III, LLC (“ABPMIII”)

Alta BioPharma Partners III GmbH & Co. Beteiligungs KG (“ABPIIIKG”)

Alta Embarcadero BioPharma Partners III, LLC (“AEBPIII”)

Jean Deleage (“JD”)

Alix Marduel (“AM”)

Farah Champsi (“FC”)

Edward Penhoet (“EP”)

Edward Hurwitz (“EH”)

(b)

Address of Principal Business Office:

One Embarcadero Center, Suite 3700

San Francisco, CA  94111

 (c)

Citizenship/Place of Organization:

Entities:

APIII

California

ABPIII

Delaware

ABPMIII

Delaware

ABPIIIKG

Germany

AEBPIII

California

Individuals:

JD

United States

AM

United States

FC

United States

EP

United States

EH

United States

(d)

Title of Class of Securities:

Common Stock

(e)

CUSIP Number:  867328502

Item 3.

Not applicable.

Item 4

Ownership.

Please see Attachment A

		APIII	ABPIII	ABPMIII	ABPIIIKG	AEBPIII	JD	AM	FC
(a)	Beneficial Ownership	2,512,203	2,512,203	2,512,203	2,512,203	2,512,203	2,512,203	2,512,203	2,512,203
(b)	Percentage of Class	8.56%	8.56%	8.56%	8.56%	8.56%	8.56%	8.56%	8.56%
(c)	Sole Voting Power	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	Shared Voting Power	2,512,203	2,512,203	2,512,203	2,512,203	2,512,203	2,512,203	2,512,203	2,512,203
	Sole Dispositive Power	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	Shared Dispositive Power	2,512,203	2,512,203	2,512,203	2,512,203	2,512,203	2,512,203	2,512,203	2,512,203

		EP	EH
(a)	Beneficial Ownership	2,512,203	2,512,203
(b)	Percentage of Class	8.56%	8.56%
(c)	Sole Voting Power	-0-	-0-
	Shared Voting Power	2,512,203	2,512,203
	Sole Dispositive Power	-0-	-0-
	Shared Dispositive Power	2,512,203	2,512,203

Item 5.

Ownership of Five Percent or Less of a Class

See Item 4

Item 6.

Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.

Identification and Classification of Members of the Group

No reporting person is a member of a group as defined in Section 240.13d-1(b)(1)(ii)(H) of the Act.

Item 9.

Notice of Dissolution of Group

Not applicable.

Item 10.

Certification

By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

EXHIBITS

A:

Joint Filing Statement

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:

January 12, 2007

Alta  Partners III, Inc.

By:        /s/ Jean Deleage

Jean Deleage, President

Alta BioPharma Partners III, L.P.

Alta BioPharma Management III, LLC

By: Alta BioPharma Management III, LLC

By:        /s/ Alix Marduel

By:        /s/ Alix Marduel

Alix Marduel, Director

Alix Marduel, Director

Alta Embarcadero BioPharma Partners III, LLC

Alta BioPharma Partners III GmbH &Co.

Beteiligungs KG

By: Alta BioPharma Management III, LLC

By:        /s/ Alix Marduel

             /s/ Alix Marduel

Alix Marduel, Manager

Alix Marduel, Director

             /s/ Jean Deleage

             /s/ Farah Champsi

Jean Deleage

Farah Champsi

             /s/ Alix Marduel

             /s/ Edward Hurwitz

Alix Marduel

Edward Hurwitz

             /s/ Edward Penhoet

Edward Penhoet

Exhibit A

Agreement of Joint Filing

We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of us.

Date:

January 12, 2007

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Alta  Partners III, Inc.

By:        /s/ Jean Deleage

Jean Deleage, President

Alta BioPharma Partners III, L.P.

Alta BioPharma Management III, LLC

By: Alta BioPharma Management III, LLC

By:        /s/ Alix Marduel

By:        /s/ Alix Marduel

Alix Marduel, Director

Alix Marduel, Director

Alta Embarcadero BioPharma Partners III, LLC

Alta BioPharma Partners III GmbH &Co.

Beteiligungs KG

By: Alta BioPharma Management III, LLC

By:        /s/ Alix Marduel

             /s/ Alix Marduel

Alix Marduel, Manager

Alix Marduel, Director

             /s/ Jean Deleage

             /s/ Farah Champsi

Jean Deleage

Farah Champsi

             /s/ Alix Marduel

             /s/ Edward Hurwitz

Alix Marduel

Edward Hurwitz

             /s/ Edward Penhoet

Edward Penhoet

Attachment A

Alta Partners III, Inc. provides investment advisory services to several venture capital funds including Alta BioPharma Partners III, L.P., Alta BioPharma Partners III GmbH & Co. Beteiligungs KG and Alta Embarcadero BioPharma Partners III, LLC. Alta BioPharma Partners III, L.P. owns beneficially owns 1,769,975 shares of Common Stock and warrants to purchase 530,992 shares of Common Stock, Alta BioPharma Partners III GmbH & Co. Beteiligungs KG beneficially owns 118,870 shares of Common Stock and warrants to purchase 35,661 shares of Common Stock+, and Alta Embarcadero BioPharma Partners III, LLC beneficially owns 43,619 shares Common Stock and warrants to purchase 13,086 shares of Common Stock. The managing directors of Alta BioPharma Partners III, L.P., the managing limited partner of Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and the managers of Alta Embarcadero BioPharma Partners III, LLC exercise sole voting and investment power in respect to the shares owned by such funds.

Certain principals of Alta Partners III, Inc. are directors of Alta BioPharma Management III, LLC (which is the general partner of Alta BioPharma Partners III, L.P. and the managing limited partner of Alta BioPharma Partners III GmbH & Co. Beteiligungs KG), and managers of Alta Embarcadero BioPharma Partners III, LLC. As directors and managers of such entities, they may be deemed to share voting and investment powers over the shares beneficially held by the funds. The principals of Alta Partners III, Inc. disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Mr. Jean Deleage is a director of Alta BioPharma Management III, LLC (which is the general partner of Alta BioPharma Partners III, L.P., and the managing limited partner of Alta BioPharma Partners III GmbH & Co. Beteiligungs KG) and a manager of Alta Embarcadero BioPharma Partners III, LLC. Thus he currently shares voting and dispositive powers over the 1,769,975 shares of Common Stock and warrants to purchase 530,992 shares of Common Stock beneficially owned by Alta BioPharma Partners III, L.P., the 118,870 shares of Common Stock and warrants to purchase 35,661 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and the 43,619 shares of Common Stock and warrants to purchase 13,086 shares of Common Stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC. He disclaims beneficial ownership of all such shares held by all of the foregoing funds except to the extent of his proportionate pecuniary interests therein.

Ms. Farah Champsi is a director of Alta BioPharma Management III, LLC (which is the general partner of Alta BioPharma Partners III, L.P., and the managing limited partner of Alta BioPharma Partners III GmbH & Co. Beteiligungs KG) and a manager of Alta Embarcadero BioPharma Partners III, LLC. Thus she currently shares voting and dispositive powers over the 11,769,975 shares of Common Stock and warrants to purchase 530,992 shares of Common Stock beneficially owned by Alta BioPharma Partners III, L.P., the 118,870 shares of Common Stock and warrants to purchase 35,661 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and the 43,619 shares of Common Stock and warrants to purchase 13,086 shares of Common Stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC.. She disclaims beneficial ownership of all such shares held by all of the foregoing funds except to the extent of her proportionate pecuniary interests therein.

Dr. Alix Marduel is a director of Alta BioPharma Management III, LLC (which is the general partner of Alta BioPharma Partners III, L.P., and the managing limited partner of Alta BioPharma Partners III GmbH & Co. Beteiligungs KG) and a manager of Alta Embarcadero BioPharma Partners III, LLC. Thus she currently shares voting and dispositive powers over the 1,769,975 shares of Common Stock and warrants to purchase 530,992 shares of Common Stock beneficially owned by Alta BioPharma Partners III, L.P., the 118,870 shares of Common Stock and warrants to purchase 35,661 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and the 43,619 shares of Common Stock and warrants to purchase 13,086 shares of Common Stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC.  She disclaims beneficial ownership of all such shares held by all of the foregoing funds except to the extent of her proportionate pecuniary interests therein.

Attachment A (continued)

Mr. Edward Hurwitz is a director of Alta BioPharma Management III, LLC (which is the general partner of Alta BioPharma Partners III, L.P., and the managing limited partner of Alta BioPharma Partners III GmbH & Co. Beteiligungs KG) and a manager of Alta Embarcadero BioPharma Partners III, LLC. Thus he currently shares voting and dispositive powers over the 1,769,975 shares of Common Stock and warrants to purchase 530,992 shares of Common Stock beneficially owned by Alta BioPharma Partners III, L.P., the 118,870 shares of Common Stock and warrants to purchase 35,661 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and the 43,619 shares of Common Stock and warrants to purchase 13,086 shares of Common Stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC.. He disclaims beneficial ownership of all such shares held by all of the foregoing funds except to the extent of his proportionate pecuniary interests therein.

Mr. Edward Penhoet is a director of Alta BioPharma Management III, LLC (which is the general partner of Alta BioPharma Partners III, L.P., and the managing limited partner of Alta BioPharma Partners III GmbH & Co. Beteiligungs KG) and a manager of Alta Embarcadero BioPharma Partners III, LLC. Thus he currently shares voting and dispositive powers over the 1,769,975 shares of Common Stock and warrants to purchase 530,992 shares of Common Stock beneficially owned by Alta BioPharma Partners III, L.P., the 118,870 shares of Common Stock and warrants to purchase 35,661 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and the 43,619 shares of Common Stock and warrants to purchase 13,086 shares of Common Stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC He disclaims beneficial ownership of all such shares held by all of the foregoing funds except to the extent of his proportionate pecuniary interests therein.

Alta Partners III, Inc. is venture capital firm in San Francisco. Alta Partners III, Inc. is a California Corporation. Alta BioPharma Partners III, L.P. is a Delaware Limited Partnership, Alta BioPharma Management III, LLC is a Delaware Limited Liability Company, Alta BioPharma Partners III GmbH & Co. Beteiligungs KG is a German Limited Partnership and Alta Embarcadero BioPharma Partners III, LLC is a California Limited Liability Company.